Exhibit 10.87

Meade Instruments Corporation 6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A. (949) 451-1450 ■ FAX: (949) 451-1450 ■ www.meade.com
January 30, 2007
Paul Ross
[Address]
Dear Paul:
This letter contains Meade Instruments Corporation’s offer of employment for the position of Senior Vice President — Finance and Chief Financial Officer. Such position will have primary responsibility for all financial and accounting functions within the Company (domestic and international). You will report directly to the CEO, with a proposed starting date as soon as mutually convenient for you and the Company but no later than March 19, 2007. The terms of this offer are as follows:
•	In this position, your initial annualized base salary will be $260,000. You will also be eligible to participate in the Company’s Fiscal Year 2008 bonus pool. The terms and conditions of this bonus will be subject to a written agreement to be entered into between you and Meade after your commencement of employment. The amount of such bonus shall be a pro rata portion (based on length of employment during the fiscal year) of between 0% and 50% of your base salary, with the target level equal to 25% of your base salary.
•	Subject to the terms of the Meade Instruments Corp. 1997 Stock Incentive Plan, and an applicable stock option agreement, on your first day of employment you will receive options to purchase up to 150,000 shares of Meade common stock with an exercise price equal to the then current market price. The stock options will become exercisable in four equal installments over a four year period and will remain valid and outstanding for a five year period from the date of grant. After the commencement of your employment, you and the Company will enter into detailed a Stock Option Agreement to evidence the above-described stock options.
•	In addition to the stock options referenced above and subject to the terms of the Meade Instruments Corp. 1997 Stock Incentive Plan, and an applicable restricted stock agreement, on your first day of employment you will receive restricted shares with an aggregate value of $150,000 (the number of restricted shares will be calculated by dividing the $150,000 aggregate value by the then current market price of Meade’s common stock). The restricted shares will vest (and the restriction will lapse) 25% per year for a four year period. After the commencement of your employment, you and the Company will enter into a detailed Restricted Stock Agreement to evidence the above-described grant.
•	You will be eligible to participate in the Meade Instruments Corp. Employee Stock Ownership Plan, subject to the terms of such Plan.
•	Meade agrees to reimburse your actual and reasonable moving expenses (including, without limitation, airfare, hotel accommodation, transportation of personal property, incidental related expenses, and expenses related to the sale of your existing residence), in an amount not to exceed $50,000 in the aggregate.
•	Meade agrees to reimburse you for temporary lodging at the Candlewood Suites (or a similar mid-priced hotel near Meade’s Irvine facility) for up to 90 days.

•	You and your eligible dependents will be eligible to join Meade’s group medical plans effective the first of the month following one month of continuous employment (the terms of which will be consistent with other Senior Vice Presidents of Meade), provided an enrollment application is completed and returned to Human Resources within 31 days of eligibility. All Company benefits will be explained in detail in your New Hire Orientation package.
•	You will be entitled to three weeks paid vacation each twelve-month period, which shall accrue on a pro rata basis from the date employment commences. The total maximum accrued vacation cannot exceed six weeks.
•	You will be required to provide necessary proof of your eligibility and legal authorization to work in the United States as provided under the Immigration Reform and Control Act of 1986.
•	You are required to complete and pass a Pre-Employment Drug Screen and Background Screen which is provided and paid for by Meade. The information and authorization forms for your drug screening will be forwarded to you by our Human Resources Department after your acceptance of this offer. If at all possible, please complete your drug screen prior to your first day of employment. The authorization form for your background screen will also be forwarded to you.
The terms and conditions of your employment with Meade will be subject to an Employment Agreement to be executed between you and Meade. Pursuant to the terms and conditions of the Employment Agreement, your initial term of employment will be one year. Such Employment Agreement will include, among other standard terms and conditions, a severance amount in the event of termination without cause or a change in control (as defined therein) equal to the term of employment as set forth above. Please refer to your Employment Agreement for additional clarification and additional provisions.
Please signify your acceptance of the terms of this employment offer by signing the original of this offer letter and returning it to me via fax at (949) 654-2688; retain the copy for your records. This offer will expire if not accepted by 5:00 p.m., February 9, 2007.
This offer is subject to satisfactory completion of your reference and background check as well as the Pre-Employment Drug Screen and work eligibility requirements referenced above. Should you have any questions regarding the details of this offer, please don’t hesitate to call me at (949) 451-1450, extension 238. We look forward to having you join Meade.
Sincerely,
Mark D. Peterson
Senior Vice President, General Counsel and Secretary
Meade Instruments Corp.

cc:	Steven L. Muellner President and CEO
My signature below indicates acceptance of the offer of employment as outlined in this letter.

/s/ Paul Ross
Signature Date: February 8, 2007

Paul Ross
Print Name Confirmed Start Date: March 19, 2007

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